                                                                    EXHIBIT 28.1

                              [PMFI LETTERHEAD]




FOR IMMEDIATE RELEASE


                                               DATE:  July 16, 1997
                                               CONTACT:  Rick L. Brown, CFO
                                                    (319) 366-1851

                 PERPETUAL MIDWEST FINANCIAL, INC. ANNOUNCES
                   RECORD FOURTH QUARTER OPERATING PROFITS

CEDAR RAPIDS, IOWA -----


        Perpetual Midwest Financial, Inc., parent of Perpetual Savings Bank, FSB, announced that the Company had record operating profits of $505,000 or $0.26 per common share for the three months ended June 30, 1997. This compares to net income of $375,000 or $0.18 per common share for the three months ended June 30, 1996.

        Net interest income, before provision for loan losses, for the three months ended June 30, 1997 increased $293,000 to $2.8 million as compared to the same period last year. Interest income increased $545,000 to $7.7 million while interest expense increased $252,000 to $4.9 million for the three months ended June 30, 1997, as compared to the three months ended June 30, 1996. The provision for loan loss increased to $368,000 for this quarter from $145,000 in the fourth quarter last year.

        For the year ended June 30, 1997 earnings were $467,000 or $0.24 per share of common stock compared to $1.5 million or $0.74 per share of common stock last year.

        The decrease in earnings for fiscal 1997 compared to last year was predominantly due to a $1.2 million increase for provision for loan losses and a $1.5 million expense for a special assessment on SAIF-insured institutions in order to recapitalize the SAIF insurance fund.

Perpetual Midwest Financial, Inc. Press Release
July 16, 1997
Page 2 of 5


        Net interest income, before provision for loans losses, for the year ended June 30, 1997 increased $1.6 million to $10.7 million as compared to $9.0 million for last year. Interest income increased $2.6 million to $29.6 million while interest expense increased $913,000 to $19.0 million for fiscal 1997 as compared to last year's $27.1 interest income and $18.1 interest expense.

        Total consolidated assets at June 30, 1997 were $397.2 million as compared to $383.3 million at June 30, 1996. At June 30, 1997, allowances and reserves for loan losses totaled $2.9 million or 0.95% of total net loans receivable as compared to $2.7 or 0.89% of total net loans receivable at June 30, 1996. The Company's non-performing assets (loans 90 days or more delinquent and foreclosed assets) were $1.5 million or 0.37% of total assets at June 30, 1997, compared with $1.4 million or 0.37% of total assets at June 30, 1996.

        The number of shares outstanding at June 30, 1997 was 1,882,575. Book value per share at that date was $18.00 compared to $17.90 at June 30, 1996.

        Perpetual Savings Bank, FSB, headquartered in downtown Cedar Rapids, Iowa, has four full service branch offices including; Cedar Rapids West, Cedar Rapids East, Cedar Rapids Northeast, and Iowa City, Iowa.

        Perpetual Midwest Financial, Inc's common stock is traded on the NASDAQ National Market under the symbol "PMFI".

        A consolidated financial summary follows (3 pages).

                              [PMFI LETTERHEAD]

                        Summary of Financial Highlights

                      - Consolidated Statements of Income-

                                                                           For the 3 mos. ended June 30,
                                                                         -----------------------------------
                                                                              1997                 1996
(Dollars in Thousands except Per Share Data)                              (unaudited)           (unaudited)
------------------------------------------------------------------------------------------------------------
Interest Income                                                          $      7,675          $       7,130

Interest Expense                                                                4,869                  4,617
                                                                         ------------          -------------
Net Interest Income                                                             2,806                  2,513
        Provision for loan losses                                                 368                    145
                                                                         ------------          -------------
Net Interest Income after
    Provision for Loan Losses                                                   2,438                  2,368

Other Income                                                                      483                    463

Other Expenses                                                                  2,090                  2,260

Income Before Income Taxes                                                        831                    571

        Income tax provision                                                      326                    196
                                                                         ------------          -------------
Net Income                                                               $        505          $         375
                                                                         ============          =============

Earnings per share subsequent to
     conversion
        Net Income                                                              $0.26                  $0.18
                                                                         ============          =============


Earnings per share assuming
     full dilution
        Net Income                                                              $0.26                  $0.18
                                                                         ============          =============

                              [PMFI LETTERHEAD]

                        Summary of Financial Highlights

                      - Consolidated Statements of Income-

                                                                        For the 12 mos. ended June 30,
                                                                        ------------------------------
                                                                              1997             1996
(Dollars in Thousands except Per Share Data)                              (unaudited)        (audited)
------------------------------------------------------------------------------------------------------
Interest Income                                                          $    29,629     $      27,074

Interest Expense                                                              18,979            18,066
                                                                         -----------     -------------
Net Interest Income                                                           10,650             9,008
        Provision for loan losses                                              1,416               210
                                                                         -----------     -------------
Net Interest Income after
        Provision for loan losses                                              9,234             8,798

Other Income                                                                   1,858             1,352

Other Expenses                                                                 8,821             7,747
        Special SAIF assessment                                                1,485              --
                                                                         -----------     -------------
Total Other Expenses                                                          10,306             7,747

Income Before Income Taxes                                                       786             2,403

        Income tax provision                                                     319               909
                                                                         -----------     -------------
Net Income                                                               $       467     $       1,494
                                                                         ===========     =============
Earnings per share subsequent to
     conversion
        Net Income                                                             $0.24             $0.74
                                                                         ===========     =============

Earnings per share fully diluted
     subsequent to conversion
        Net Income                                                             $0.24             $0.74
                                                                         ===========     =============

                              [PMFI LETTERHEAD]

                        Summary of Financial Highlights

                        - Consolidated Balance Sheets -

                                                                              June 30,             June 30,
                                                                                1997                 1996
                                                                             (unaudited)           (audited)
---------------------------------------------------------                 ----------------     ----------------
Assets
    Cash and due from financial institutions                             $      6,066,803      $     2,968,278
    Interest-bearing balances in financial inst.                               20,933,322            7,956,221
                                                                         ----------------     ----------------
        Cash and cash equivalents                                              27,000,125           10,924,499

    Securities:
          Trading portfolio                                                       756,625              989,800
          Available-for-sale                                                   41,143,033           56,401,791
          Held-to-maturity                                                          --                    --
          FHLB stock                                                            4,640,900            4,640,900
    Loans held for sale                                                           889,367            1,870,570
    Loans receivable, net                                                     310,522,161          296,080,410
    Accrued interest and dividend receivable                                    2,589,365            2,678,024
    Premises and equipment, net                                                 7,203,686            7,307,659
    Other assets                                                                2,484,211            2,379,202
                                                                         ----------------     ----------------
        Total Assets                                                     $    397,229,473     $    383,272,855
                                                                         ================     ================

Liabilities
    Deposits                                                             $    305,165,267     $    261,497,110
    Borrowed funds                                                             52,203,351           80,723,708
    Advances from borrowers for taxes & ins.                                      828,198              818,524
    Accrued interest payable                                                    3,021,590            2,343,611
    Other liabilities                                                           2,121,405            2,301,985
                                                                         ----------------     ----------------
        Total Liabilities                                                $    363,339,811     $    347,684,938

Stockholders' Equity
    Common stock (2,123,984 shares)                                      $         21,240     $         21,240
    Additional paid in capital                                                 20,712,302           20,546,070
    Retained earnings-substantially restricted                                 18,367,609           18,481,335
    Unrealized holding gains/losses-available-for-sale                           (129,204)            (486,626)
    Less:  Common stock acquired                                               (4,039,766)          (2,152,190)
              Employee stock ownership plan                                      (610,542)            (776,032)
              Unearned compensation                                              (431,977)             (45,880)
                                                                         ----------------     ----------------
        Total Stockholders' Equity                                       $     33,889,662     $     35,587,917
Total Liabilities and
        Stockholders' Equity                                             $    397,229,473     $    383,272,855
                                                                         ================     ================